Exhibit 99.(d)(x)

AMENDED AND RESTATED
MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

As of September 14, 2007

This Amended and Restated Management Fee Waiver and Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Securities Trust (“Securities Trust”) with respect to its Alpha Strategy Fund (the “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Securities Trust dated November 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.                           Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Securities Trust with respect to the Fund for the period set forth in paragraph 3 below.

2.                           In addition, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred fifty basis points (1.50%) for Class A shares of the Fund, (b) two hundred fifteen basis points (2.15%) for Class B shares of the Fund, (c) two hundred fifteen basis points (2.15%) for Class C shares of the Fund, (d) one hundred twenty five basis points (1.25%) for Class F share of the Fund, (e) one hundred sixty basis points (1.60%) for  Class P shares of the Fund, (f) one hundred seventy five basis points (1.75%) for Class R2 share of the Fund, (g) one hundred sixty five basis points (1.65%) for Class R3 share of the Fund, and (h) one hundred fifteen basis points (1.15%) for  Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 3 below.

3.                           Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from September 14, 2007 through February 29, 2008.

IN WITNESS WHEREOF, Lord Abbett and Securities Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT SECURITIES TRUST

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

* Class Y shares will be renamed Class I shares effective September 28, 2007.